UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Important Notice Regarding the Availability of Proxy Materials for the Portland General Electric Company 2008 Annual Meeting of Shareholders to be held on 05/07/08. Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting, including the 2007 Annual Report and the Proxy Statement, are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on and directions to the annual meeting are provided in this notice. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view this material, have the 12-digit Control #(s) available and visit: www.portlandgeneral.com/AR2007 or www.proxyvote.com If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 04/17/08. To request material: Internet: www.proxyvote.com Telephone: 1-800-579-1639 **Email: sendmaterial@proxyvote.com **If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. PORTLAND GENERAL ELECTRIC COMPANY Vote In Person All shareholders must present a form of personal photo identification in order to be admitted to the annual meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an 121 SW SALMON STREET account statement or letter from the broker, bank or other nominee PORTLAND, OR 97204 indicating that you were the owner of the shares on March 14, 2008. At the meeting you will need to request a ballot to vote these shares. Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice in hand when you access the web site and follow the instructions.
Meeting Location The Annual Meeting of Shareholders will be held on 05/07/08 at 10:00 a.m. local time at: Conference Center Auditorium Two World Trade Center 25 SW Salmon Street Portland, OR 97204
R1PGE1

R1PGE2 SHAREHOLDER MEETING NOTICE The annual meeting of shareholders of Portland General Electric Company will be held on Wednesday, May 7, 2008 at the Conference Center Auditorium located at Two world Trade Center, 25 SW Salmon Street, Portland, Oregon 97204, for the following purposes: 1. Election of Directors Nominees: 01) John W. Ballantine 06) Corbin A. McNeill, Jr. 02) Rodney L. Brown, Jr. 07) Neil J. Nelson 03) David A. Dietzler 08) M. Lee Pelton 04) Peggy Y. Fowler 09) Maria M. Pope 05) Mark B. Ganz 10) Robert T. F. Reid 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008. 3. To approve the Amended and Restated Portland General Electric Company 2006 Stock Incentive Plan. 4. To approve the Portland General Electric Company 2008 Annual Cash Incentive Master Plan for Executive Officers. The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” each of proposals 2, 3 and 4. The items of business are more fully described in the Proxy Statement. The record date for the annual meeting is March 14, 2008. Only shareholders of record at the close of business on such date are entitled to vote at the annual meeting.

Portland General Electric Company is filing as definitive additional materials on this Schedule 14A the following information that has been posted on its Web site at www.PortlandGeneral.com in connection with the electronic availability of proxy materials for its Annual Meeting of Shareholders to be held on May 7, 2008:
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Portland General Electric Company 2007 Review
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Every time someone turns on a light, sends an e-mail or powers up an assembly line, a promise is kept.

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(Editorial Copy)
The promise of a growing region
Spend a day poring over choices in our bookstores, driving our high-tech corridors, skiing our mountains or fishing our streams and you’ll quickly understand why our 4,000-square-mile service territory is growing significantly faster than the national average. Last year alone that world-class livability translated into 9,700 new homes and 1,300 new businesses added to PGE’s customer base.
     But with steady growth comes a responsibility to balance our customers’ growing power needs with the region’s environmental and economic health. That’s why PGE was instrumental in developing a Renewable Energy Standard for Oregon that is both reasonable and achievable.
     An ambitious step toward a viable renewable energy future for our customers is our Biglow Canyon Wind Farm. The first phase came online on time and on budget in 2007. When complete, all three phases will produce enough renewable energy to power about 100,000 homes.
(Featured Accomplishment)
1.5% vs. 1.0%
2007 growth in Oregon population vs. the national average
(Image) Biglow Canyon Wind Farm Phase I
(Caption)
Biglow Canyon Wind Farm Phase I was completed on time and on budget. All three phases are expected to come online by 2010.

(Editorial Copy)
The promise of a growing region
Spend a day poring over choices in our bookstores, driving our high-tech corridors, skiing our mountains or fishing our streams and you’ll quickly understand why our 4,000-square-mile service territory is growing significantly faster than the national average. Last year alone that world-class livability translated into 9,700 new homes and 1,300 new businesses added to PGE’s customer base.
     But with steady growth comes a responsibility to balance our customers’ growing power needs with the region’s environmental and economic health. That’s why PGE was instrumental in developing a Renewable Energy Standard for Oregon that is both reasonable and achievable.
     An ambitious step toward a viable renewable energy future for our customers is our Biglow Canyon Wind Farm. The first phase came online on time and on budget in 2007. When complete, all three phases will produce enough renewable energy to power about 100,000 homes.
(Featured Accomplishment)
1.5% vs. 1.0%
2007 growth in Oregon population vs. the national average
(Image) SolarWorld AG’s solar panel production facility
(Caption)
The SolarWorld AG production facility will reach a capacity of 500 megawatts (MW) by 2009, becoming the largest solar factory in the U.S.

(Editorial Copy)
The promise of a growing region
Spend a day poring over choices in our bookstores, driving our high-tech corridors, skiing our mountains or fishing our streams and you’ll quickly understand why our 4,000-square-mile service territory is growing significantly faster than the national average. Last year alone that world-class livability translated into 9,700 new homes and 1,300 new businesses added to PGE’s customer base.
     But with steady growth comes a responsibility to balance our customers’ growing power needs with the region’s environmental and economic health. That’s why PGE was instrumental in developing a Renewable Energy Standard for Oregon that is both reasonable and achievable.
     An ambitious step toward a viable renewable energy future for our customers is our Biglow Canyon Wind Farm. The first phase came online on time and on budget in 2007. When complete, all three phases will produce enough renewable energy to power about 100,000 homes.
(Featured Accomplishment)
1.5% vs. 1.0%
2007 growth in Oregon population vs. the national average
(Image) Construction of multi-use facilities at South Waterfront district in Portland, Oregon
(Caption)
Development at South Waterfront integrates alternative transportation, green building practices and mixed-use retail.

(Editorial Copy Continued)
A promise to our community
We’re committed to collaboration with customers, regulators, environmental organizations, and state and local governments to ensure that we’re providing safe, reliable and reasonably priced energy with minimum impact on our environment.
     Collaboration was critical to our Integrated Resource Plan, which outlines a resource portfolio to efficiently serve our customers over the long term. Customer interest in renewable power remains strong, and for the second year in a row PGE ranks number one in the nation for residential renewable power sales.
     We don’t just provide power to our communities; we actively participate in their long-term well-being. In 2007 our employees volunteered more than 70,000 hours. Together we contributed more than $1.4 million through PGE’s Employee Giving Campaign. Powered by Oregon, we continue to focus our investments to reflect the values of the customers and the communities we serve.
(Featured Accomplishment)
60,000
Number of customers enrolled in our renewable power program in 2007—a 20 percent increase over 2006
(Image) Diagram of selective water withdrawal tower at the Pelton Round Butte hydro facility
(Caption)
The selective water withdrawal tower at the Pelton Round Butte hydro facility will restore fish passage in the Deschutes River basin.

(Editorial Copy Continued)
A promise to our community
We’re committed to collaboration with customers, regulators, environmental organizations, and state and local governments to ensure that we’re providing safe, reliable and reasonably priced energy with minimum impact on our environment.
     Collaboration was critical to our Integrated Resource Plan, which outlines a resource portfolio to efficiently serve our customers over the long term. Customer interest in renewable power remains strong, and for the second year in a row PGE ranks number one in the nation for residential renewable power sales.
     We don’t just provide power to our communities; we actively participate in their long-term well-being. In 2007 our employees volunteered more than 70,000 hours. Together we contributed more than $1.4 million through PGE’s Employee Giving Campaign. Powered by Oregon, we continue to focus our investments to reflect the values of the customers and the communities we serve.
(Featured Accomplishment) 60,000 Number of customers enrolled in our renewable power program in 2007—a 20 percent increase over 2006
(Image) Marmot Dam decommissioning
(Caption)
The removal of Marmot Dam, the result of an agreement among 22 stakeholders, will restore wildlife habitat along the Sandy River.

(Editorial Copy Continued)
A promise to our community
We’re committed to collaboration with customers, regulators, environmental organizations, and state and local governments to ensure that we’re providing safe, reliable and reasonably priced energy with minimum impact on our environment.
     Collaboration was critical to our Integrated Resource Plan, which outlines a resource portfolio to efficiently serve our customers over the long term. Customer interest in renewable power remains strong, and for the second year in a row PGE ranks number one in the nation for residential renewable power sales.
     We don’t just provide power to our communities; we actively participate in their long-term well-being. In 2007 our employees volunteered more than 70,000 hours. Together we contributed more than $1.4 million through PGE’s Employee Giving Campaign. Powered by Oregon, we continue to focus our investments to reflect the values of the customers and the communities we serve.
(Featured Accomplishment)
60,000
Number of customers enrolled in our renewable power program in 2007—a 20 percent increase over 2006
(Image) PGE employee volunteering at event
(Caption)
Tony Gin is proud to represent PGE and help build a stronger community by volunteering every year at the PGE/SOLV Starlight Parade.

(Editorial Copy Continued)
A promise to our community
We’re committed to collaboration with customers, regulators, environmental organizations, and state and local governments to ensure that we’re providing safe, reliable and reasonably priced energy with minimum impact on our environment.
     Collaboration was critical to our Integrated Resource Plan, which outlines a resource portfolio to efficiently serve our customers over the long term. Customer interest in renewable power remains strong, and for the second year in a row PGE ranks number one in the nation for residential renewable power sales.
     We don’t just provide power to our communities; we actively participate in their long-term well-being. In 2007 our employees volunteered more than 70,000 hours. Together we contributed more than $1.4 million through PGE’s Employee Giving Campaign. Powered by Oregon, we continue to focus our investments to reflect the values of the customers and the communities we serve.
(Featured Accomplishment)
60,000
Number of customers enrolled in our renewable power program in 2007—a 20 percent increase over 2006
(Image) Portrait of PGE residential customer
(Caption)
Residential customer Martha Nero makes the choice for cleaner air and water by purchasing renewable power from PGE.

(Editorial Copy Continued)
The promise of a brighter future
As a vertically integrated, regulated utility, PGE is well positioned to deliver value to shareholders and customers through rate-based, capital investments. Our 2007 results demonstrate that our management team and co-workers have the experience and the expertise to deliver on our commitments.
     A perfect example is Port Westward, the state-of-the-art 406-megawatt (MW) gas-fired plant that went online in June with an approved 2.8 percent price increase related to its cost recovery. Overall in 2007 PGE invested $455 million in critical system improvements and new cost-effective, rate-based generation.
     Our continued focus on operational excellence and strong financial performance allowed us to raise our long-term annual earnings growth expectation to 6 to 8 percent, which will support continued growth in our dividends. We remain focused on our core business, and we look forward to working together toward a very bright future.
(Featured Accomplishment)
$2.3 billion
Anticipated capital expenditures over the next five years
(Image) PGE’s Port Westward generating plant
(Caption)
The Port Westward plant was completed on budget and has received international recognition for its engineering excellence.

(Editorial Copy Continued)
The promise of a brighter future
As a vertically integrated, regulated utility, PGE is well positioned to deliver value to shareholders and customers through rate-based, capital investments. Our 2007 results demonstrate that our management team and co-workers have the experience and the expertise to deliver on our commitments.
     A perfect example is Port Westward, the state-of-the-art 406-megawatt (MW) gas-fired plant that went online in June with an approved 2.8 percent price increase related to its cost recovery. Overall in 2007 PGE invested $455 million in critical system improvements and new cost-effective, rate-based generation.
     Our continued focus on operational excellence and strong financial performance allowed us to raise our long-term annual earnings growth expectation to 6 to 8 percent, which will support continued growth in our dividends. We remain focused on our core business, and we look forward to working together toward a very bright future.
(Featured Accomplishment)
$2.3 billion
Anticipated capital expenditures over the next five years
(Image) Sensus® Advanced Meter
(Caption)
With the installation of more than 800,000 remotely read meters, PGE plans to gain operational savings and offer enhanced services.

(Editorial Copy Continued)
The promise of a brighter future
As a vertically integrated, regulated utility, PGE is well positioned to deliver value to shareholders and customers through rate-based, capital investments. Our 2007 results demonstrate that our management team and co-workers have the experience and the expertise to deliver on our commitments.
     A perfect example is Port Westward, the state-of-the-art 406-megawatt (MW) gas-fired plant that went online in June with an approved 2.8 percent price increase related to its cost recovery. Overall in 2007 PGE invested $455 million in critical system improvements and new cost-effective, rate-based generation.
     Our continued focus on operational excellence and strong financial performance allowed us to raise our long-term annual earnings growth expectation to 6 to 8 percent, which will support continued growth in our dividends. We remain focused on our core business, and we look forward to working together toward a very bright future.
(Featured Accomplishment)
$2.3 billion
Anticipated capital expenditures over the next five years
(Image) PGE line crews at work
(Caption)
PGE invests in infrastructure to ensure its system is safe while delivering excellence in power quality and reliability performance.

(Accomplishments Copy)
2007 accomplishments
7 months
Amount of time it took to complete construction of Phase I of the Biglow Canyon Wind Farm.
1.4%
Increase in number of customers served.
$182 million
Amount invested in system upgrades on transmission, distribution and existing generation in 2007.
804,000
Approximate total number of customers at close of 2007.
$455 million
Capital expenditures in 2007.
406 MW
Port Westward, our gas-fired generating plant, came online in 2007 and has received international recognition for its engineering excellence.
70,000
PGE employee volunteer hours in 2007.
$1.4 million
Amount contributed to the community in 2007 through PGE’s Employee Giving Campaign.

(Letter)
(Image) Peggy Fowler, Chief Executive Officer and President
To our shareholders:
Our 2006 annual report marked the first time in nearly a decade that we could look to the future as an independent, investor-owned utility. Now our 2007 annual report offers us another first: the chance to look back on a full year of operations and see how our accomplishments measured up to our promise to shareholders, customers, employees and the communities we serve.
     True to our word, 2007 was a year of progress and growth. On June 18 we celebrated the final milestone on our road to independence. Just one short year after initial stock issuance, substantially all of PGE’s common stock is now in the hands of investors.
     A year ago we said that, as a midsized, vertically integrated utility headquartered in Oregon, we were perfectly positioned to deliver long-term value to investors. Over the course of the past year, we saw those words start to become reality.
     In 2007 we added more than 11,000 new customers. To help support that growth, we invested $455 million in critical system improvements and new cost-effective, rate-based generation.
     It was a strong financial year for our company with net income of $145 million, or $2.33 per diluted share. Excellent power operations, higher energy deliveries and our new generation plants supported our financial performance. Even with the removal of nonrecurring items, the company demonstrated solid financial results. In a period of challenging equity markets, PGE shareholders earned a total return

(Letter Continued)
(Image) Peggy Fowler, Chief Executive Officer and President
for 2007 of 5.3 percent, in line with the total return of the S&P 500 of approximately 5.5 percent.
     While last year’s successes were remarkable, the reason behind them is surprisingly simple: We serve a dynamic, growing region with a bright future. As we strive to exceed customer expectations and invest wisely in our system, our prospects will continue to rise along with one of the fastest-growing regions in the United States.
     Innovative people and businesses continue to flow into the northwest corner of Oregon to take advantage of our highly educated workforce, incredible natural landscape and unparalleled quality of life. In fact, our region continues to grow significantly faster than the national average. Serving this growing territory provides investment opportunities for our shareholders.
     Our credit ratings are investment grade and our balance sheet remains strong with an equity ratio of 50 percent. Early in 2007 we targeted our long-term annual earnings growth expectation at 4 to 6 percent. Beginning with 2008, I’m pleased to say we’ve raised that expectation to 6 to 8 percent, which will support continued growth in our dividends.
     Through the regulatory process last year, we helped put in place two new mechanisms that address risks related to power costs. These mechanisms share the benefits and the costs of power with shareholders and customers.
     Of course, with great success comes great responsibility. The biggest challenge we face is meeting our customers’ growing energy demands while reducing our impact on the environment.
     At the Boardman Plant, which provides about 15 percent of PGE’s generating capability, we recently

(Letter Continued)
(Image) Peggy Fowler, Chief Executive Officer and President
proposed a package of pollution control equipment designed to cut haze-causing emissions by more than 75 percent and mercury emissions by more than 90 percent. Last year we also worked with 22 regional stakeholders to remove Marmot Dam and restore wildlife habitat and recreational lands along the Sandy River.
     Another interesting project is the new fish passage system at the Pelton Round Butte hydro facility. When completed in 2009, it will reopen 226 miles of streams in the Deschutes River basin to fish migration, earning the facility a designation as a green power resource by the Low Impact Hydropower Institute.
     Oregon is quickly becoming the centerpiece for sustainable industries such as solar manufacturing. Customers here expect their power company to take a leading role in renewable resource development and climate change issues, and we’re delivering on that expectation.
     Once again, PGE ranked number one in the nation for residential renewable power sales. In 2007 we were instrumental in developing Oregon’s Renewable Energy Standard. Regulators showed support for renewable resources by adopting rules for the recovery of all costs once these resources are completed.
     We are also taking steps to help us meet and exceed customer expectations for service and reliability. Aligned with that goal, we plan to deploy Advanced Metering Infrastructure (AMI). The AMI project is expected to increase efficiency and provide operational and environmental savings.
     This commitment to customers is paying off. In 2007 PGE continued to rank in the top quartile for “overall customer satisfaction” among residential customers and the top decile for small- and medium-sized business customers.

(Letter Continued)
(Image) Peggy Fowler, Chief Executive Officer and President
     Our expanding customer base offers great opportunity, but a growing region alone is not a guarantee of prosperity. Capitalizing on our region’s growth requires continued focus on excellent execution as we invest in new cost-effective, rate-based resources.
     A perfect example is Port Westward, our state-of-the-art 406 megawatt gas-fired plant that went online in June. Internationally recognized for its engineering excellence, the plant came in on budget and is running exceptionally well.
     Our Biglow Canyon Wind Farm is another example. Phase I of the project was completed on time and on budget just seven months after breaking ground. Phases II and III of the project are in the advanced planning stages, with an estimated total cost of $700 million to $800 million and estimated completion by 2010.
     2007 was a year marked by near flawless execution on the part of my co-workers, and focus on strategic planning for the future. Our Integrated Resource Plan (IRP) is an example of that focus. The IRP outlines a resource portfolio that best serves our customers efficiently and cost-effectively over the long term. It was developed in close collaboration with customers and other stakeholders, and early reception has been positive.
     I see our accomplishments as validation our business plan is working and our management team and co-workers have the experience and the expertise to execute that plan. Their determination allows us to maintain our focus on operational excellence and outstanding customer service.

(Letter Continued)
(Image) Peggy Fowler, Chief Executive Officer and President
     As we continue to follow through on our vision and accomplish the goals we’ve set for ourselves, I can’t help but be excited about the opportunities for growth and long-term value that lie ahead for our shareholders, customers, employees and the communities we serve.
Sincerely,
Peggy Y. Fowler
Chief Executive Officer and President
March 14, 2008

(Video Transcript with PGE CEO and President, Peggy Fowler)
Video q&a
2007 accomplishments
Intro / How would you characterize 2007?
“Hi, I’m Peggy Fowler, CEO and President of Portland General Electric. Welcome to our 2007 Annual Report. We had a great year in 2007; it was really solid performance all the way around (footage dam). My coworkers and the management team did a great job (footage Boardman Coal Plant) of operating the plants, providing service to our customers, having some of the highest reliability ratings across the nation and really having good financial results (PGE employee installing lamp on light post). We got really high marks from our customers (footage customer service representative) on customer service (footage meter reader). We’ve just completed our integrated resource plan which determines what new resources we will need in the future (footage Port Westward). We brought two new plants online; Port Westward and Biglow Canyon (footage wind farm). So, a great year in 2007, a good foundation to move forward.”

(Video Transcript with PGE CEO and President, Peggy Fowler, continued)
Growth
Describe PGE’s growth opportunities.
“We have a lot of growth opportunities. Some of them are aimed at efficiencies like the automated metering infrastructure (footage meter testing) — that will upgrade the technology in our system as well as make us more efficient. And then, we’ve just completed filing our Integrated Resource Plan, that determines what resources we’re going to need in the future. Much of that focus will be on renewables.
(footage Capital building) The State of Oregon has a renewable energy standard. We’re very active in getting that in place. We need to have 25 percent renewables by 2025; we need to have 15 percent renewables by 2015. (footage partially assembled wind turbine) By the time we complete Phase II and III of Biglow Canyon we will still be (footage operational turbine) about 218 average megawatts short of renewable energy. So, we have that opportunity to invest in growth for our shareholders, (footage solar panel) and we’re seeing a lot of interest in the green and sustainable industry in the State of Oregon. And in particular, solar manufacturers are locating within our service territory. So, we have lots of opportunities for future capital investment.”

(Video Transcript with PGE CEO and President, Peggy Fowler, continued)
Regulatory environment
Describe the regulatory environment in Oregon.
“We have a very good regulatory environment in Oregon. We have a 3 member commission, they’re appointed not elected, they use a forward test year, they try very hard to balance the needs of customers (footage Oregon Public Utility Commission’s offices) while at the same time understanding the importance of shareholders and that investment is needed in the system. So they really try and balance us and make sure that they do allow a fair and reasonable return.
(footage Mt. Hood) They have put some very positive mechanisms in place (footage wind farm) — certainly what they have done with the renewable energy and how we can get recovery is a great example. They have allowed a reasonable cap structure, 50/50 and a 10.1 percent ROE. They’ve helped us with some difficult issues we’ve had in the past and allowed us to get recovery of that going forward (footage generation plant). We have some good power cost tracking mechanisms that are new and very helpful. We stay in constant communication (footage generation plant) about everything that’s going on in our business — lots of communications, lots of openness.”

(Video Transcript with PGE CEO and President, Peggy Fowler, continued)
Climate change
How is PGE engaged in the climate change discussion?
“We’re very concerned about climate change because our customers are concerned about climate change. We know (footage hybrid line truck) as a utility that we do have a carbon footprint and we want to do everything we can to minimize that. I’m happy to be part of the governor’s global warming commission — to work on this issue and try and address it. And see if we can’t find a way to keep (footage transmission lines) reasonable cost of energy in the future (footage wind turbines) while doing everything we can to minimize global warming.
(footage Capital building) We were instrumental in helping develop the state’s renewable energy policy. We’re excited about investing in more renewable energy, and we think that we can meet those goals of having 25 percent (footage wind turbines and hydro facility) of our energy come from renewable resources by 2025.
So we’re working very hard to look at the issues around global warming, figure out what kind of investments (footage meters) we need to make in new technologies, what we can do around energy efficiency, (footage solar panel) how we can partner with our customers to make sure that we really are doing the best job that we can to protect the environment.”

(Video Transcript with PGE CEO and President, Peggy Fowler, continued)
Investment opportunity
Talk about PGE as an investment opportunity.
“PGE offers a great opportunity to invest in a solid core utility. (footage Mt. Hood and South Waterfront) We have reasonable dividend growth. We have an attractive (footage tram) service territory that is growing. (footage residential neighborhood) Our earnings are expected to grow at about 6 to 8 percent. We have great opportunities to invest in our rate base. Most of that is with generation, and renewable generation at that. The Public Utility Commission recently put in place (footage hydro facility, unassembled wind turbines and transmission lines) a new mechanism that makes it very easy for us to get recovery. All those sorts of things that help our customers and provide great opportunities for our shareholders. We’ve demonstrated our ability to execute on our strategy and we’re excited about our opportunities for the future.”

(Video Transcript with PGE CEO and President, Peggy Fowler, continued)
Distinguishing factors
What distinguishes PGE from other utilities?
“PGE is a regulated utility that’s very easy to understand. We have one state where we serve our customers, and that means (footage downtown Portland) that it’s a compact area. (footage construction) We have a great service territory that is growing (footage tram). This year we added about 11,000 customers. We’ve done a very good job of investing in our system (footage line crew), it’s a new system, the transmission and distribution system we’ve kept up to date. We’re an investment grade Company; we have the capital that we need to invest in new generation resources for our customers. We’re also (footage Port Westward construction) a company that needs to have more power supply for our customers. So this gives us really a unique (footage line crew at work) opportunity for to provide growth (footage wind turbine construction) for our shareholders while at the same time providing more stable prices for our customers.”

(Table showing financial highlights)

(Dollars in millions, except per share amounts)	2007	2006	%Growth
Operating revenues	$1,743	$1,520	14.7%
Net operating income	$198	$121	63.6%
Net income for common stock	$145	$71	104.2%
Return on equity (year-end)	11.0%	5.8%	89.7%
Total assets	$4,108	$3,767	9.1%
Dividends declared per common share	$0.930	$0.675	37.8%
Customers	803,788	792,772	1.4%
Long-term debt	$1,313	$1,003	30.9%
Long-term debt/capitalization	49.9%	43.5%	14.7%
Senior secured debt ratings (S&P/Moody’s)	A/Baa1	BBB+/Baa1	—
Commercial paper ratings (S&P/Moody’s)	A-2/P-2	A-2/P-2	—
Employees	2,705	2,635	2.7%

(Bar charts of retail energy sales, net income, earnings per share and capital expenditures)

(Dollars in millions, except per
share amounts)	2003	2004	2005	2006	2007
Retail energy sales	$1,283	$1,263	$1,276	$1,381	$1,468
Net income	$60	$92	$64	$71	$145
Earnings per share	$0.94	$1.48	$1.02	$1.14	$2.33
Capital Expenditures	$167	$194	$255	$371	$455

(Total Shareholder Return Graph, assumes $100 investment in Portland General Electric Company, the S&P 500 and the UTY Index on April 10, 2006 with returns through December 31, 2007)

(Corporate Information)
Corporate information
Board of directors
(Portrait associated with each Director)
Corbin A. McNeill, Jr.
Chairman of the Board of Directors,
Portland General Electric;
Chairman and co-CEO,
Exelon Corporation (retired)
Peggy Y. Fowler
Chief Executive Officer and President,
Portland General Electric
John W. Ballantine
Executive Vice President and
Chief Risk Management Officer,
First Chicago NBD Corporation (retired)
Rodney L. Brown, Jr.
Managing Partner,
Cascadia Law Group PLLC
David A. Dietzler
Pacific Northwest Partner in Charge of Audit Practice, KPMG LLP (retired)
Mark B. Ganz
President and Chief Executive Officer,
The Regence Group
Neil J. Nelson
President and Chief Executive Officer,
Siltronic Corporation
M. Lee Pelton
President,
Willamette University
Maria M. Pope
Vice President and Chief
Financial Officer,
Mentor Graphics Corporation
Robert T. F. Reid
Chair and Corporate Director,
British Columbia Transmission Corporation

(Corporate Information Continued)
Corporate officers
(Portrait associated with each Officer)
Peggy Y. Fowler
Chief Executive Officer and President
James J. Piro
Executive Vice President, Finance,
Chief Financial Officer and Treasurer
Stephen R. Hawke
Senior Vice President,
Customer Service and Delivery
Arleen N. Barnett
Vice President, Administration
Carol A. Dillin
Vice President, Public Policy
J. Jeffrey Dudley
Vice President, General Counsel
and Corporate Compliance Officer
Campbell A. Henderson
Vice President, Business and Information Technology, and Chief
Information Officer
Pamela G. Lesh
Vice President, Regulatory Affairs
and Strategic Planning
James F. Lobdell
Vice President, Power Operations
and Resource Planning
Joe A. McArthur
Vice President, Transmission and
Customer Service
William O. Nicholson
Vice President, Customers and
Economic Development
Stephen M. Quennoz
Vice President, Nuclear and Power
Supply / Generation

(Corporate Information Continued)
Investor information
About Portland General Electric
Portland General Electric Company (PGE), headquartered in Portland, Oregon, is a fully integrated electric utility that serves approximately 804,000 residential, commercial and industrial customers in Oregon. PGE common stock is traded on the New York Stock Exchange under the symbol POR.
Corporate Headquarters
Portland General Electric
121 SW Salmon Street
Portland, Oregon 97204
503.464.8000
Investors.PortlandGeneral.com
Transfer Agent
American Stock
Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
866.621.2788
Independent Auditors
Deloitte & Touche LLP
3900 U.S. Bancorp Tower
111 SW Fifth Avenue
Portland, Oregon 97204
503.222.1341
Form 10-K
A copy of the company’s Form 10-K as filed with the Securities and Exchange Commission is contained herein and may be obtained without charge by calling or writing Investor Relations at the company’s headquarters.
Market Information
Portland General Electric Company common stock trades on the New York Stock Exchange under the ticker symbol POR.
To vote online visit:
PortlandGeneral.com/AR2007